SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Information Statement

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☒	Definitive Information Statement

eDiets.com, Inc.
(Name of Registrant as Specified In Its Charter)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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1000 Corporate Drive, Suite 600

Fort Lauderdale, Florida

May 14, 2010

NOTICE OF ACTIONS BY MAJORITY STOCKHOLDERS

Dear Stockholder:

The enclosed Information Statement is being furnished to holders of shares of common stock, par value $0.001 per share, of eDiets.com, Inc. to notify you of two written consents received from holders of a majority of the outstanding shares of our common stock.

On April 9, 2010, we issued in a registered offering 5.275 million shares of common stock to investors for a price of $1.00 per share. As a condition to the offering, we were required to convert all of our outstanding debt into equity and obtain commitments from certain insiders to purchase, in a private placement, an additional $500,000 of shares of common stock at a price equal to the price at which the common stock was sold in the registered offering. The first purpose of the Information Statement is to notify our stockholders that, on April 7, 2010, we received a written consent from Prides Capital Partners, LLC (“Prides”), our majority stockholder which owned as of that date 15,092,999 shares of our common stock, representing 52.0% of the issued and outstanding shares of common stock, approving:

•

The conversion of the aggregate principal amount of the three outstanding notes we issued in favor of Prides, plus all accrued and unpaid interest through the date of conversion, into common stock at a price equal to the price at which the common stock was sold in the registered offering, or $1.00 per share.

•

The conversion of the principal amount of an outstanding note that we issued in favor of Kevin A. Richardson, II, one of our directors and an officer of Prides, plus all accrued and unpaid interest through the date of conversion, into common stock at a price equal to the price at which the common stock was sold in the registered offering, or $1.00 per share.

•

The sale of $500,000 of our common stock to Mr. Richardson, Kevin N. McGrath, our CEO and one of our directors, and Lee S. Isgur, one of our directors, in a private placement at a price equal to the price at which the common stock was sold in the registered offering, or $1.00 per share.

•	An amendment to our Certificate of Incorporation increasing the number of shares of common stock that we are authorized to issue from 50,000,000 to 100,000,000.

The second purpose of the Information Statement is to notify our stockholders that, on April 27, 2010, we received a written consent from Prides, Mr. Richardson, Mr. McGrath, Mr. Isgur and Caiman Partners L.P., who together owned as of that date 17,639,928 shares of our common stock, representing 51.4% of the issued and outstanding shares of common stock, approving the issuance of our common stock, or securities convertible into our common stock, in one or more private or registered offerings, without any further stockholder action, on terms to be determined by our Board of Directors. Any such issuances would be subject to the following limitations:

•	the maximum number of shares of common stock that may be issued is 5,000,000;

•	the issuances will generate gross proceeds to us in an aggregate amount not to exceed $6,000,000; and

•

the shares of common stock would be sold at market value or, if market conditions warrant, at prices no lower than (or having an exercise price no lower than) a 30% discount to the consolidated closing bid price of our common stock on The NASDAQ Capital Market immediately preceding the entering into of a binding agreement for the sale of such securities.

In addition, we expect the issuances, if any, will be consummated within approximately three months of the date that is 20 calendar days after the Information Statement is mailed to our stockholders.

The enclosed Information Statement is being furnished to you to notify you of the foregoing actions by written consent of holders of a majority of the outstanding shares of our common stock. The consents that we received constitute the only stockholder approvals required for the above-described transactions and amendment under the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws. Our Board of Directors is not soliciting your proxy in connection with the transactions and the amendment and proxies are not being requested from stockholders. The debt conversions, the private placement, the amendment to our Certificate of Incorporation and the future offerings approved pursuant to the actions by written consent will not be effected before a date that is 20 calendar days after the date that the Information Statement is mailed to our stockholders. You are urged to read the Information Statement in its entirety for a description of the actions taken by holders of a majority of the outstanding shares of our common stock.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

We are mailing this Notice and the accompanying Information Statement to holders of our common stock on or about May 14, 2010.

Sincerely,

/s/ Kevin N. McGrath
Kevin N. McGrath Chief Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

EDIETS.COM, INC.

1000 Corporate Drive, Suite 600

Fort Lauderdale, Florida

INFORMATION STATEMENT

General

This Information Statement is being furnished to holders of shares of common stock, par value $0.001 per share, of eDiets.com, Inc. to notify you of two written consents received from holders of a majority of the outstanding shares of our common stock.

On April 9, 2010, we issued in a registered offering 5.275 million shares of common stock to investors for a price of $1.00 per share. As a condition to the offering, we were required to convert all of our outstanding debt into equity and obtain commitments from certain insiders to purchase, in a private placement, an additional $500,000 of shares of common stock at a price equal to the price at which the common stock was sold in the registered offering. The first purpose of this Information Statement is to notify our stockholders that, on April 7, 2010, we received a written consent from Prides Capital Partners, LLC (“Prides”), our majority stockholder which owned as of that date 15,092,999 shares of our common stock, representing 52.0% of the issued and outstanding shares of common stock, approving:

•

The conversion of the aggregate principal amount of the three outstanding notes we issued in favor of Prides, plus all accrued and unpaid interest through the date of conversion, into common stock at a price equal to the price at which the common stock was sold in the registered offering, or $1.00 per share.

•

The conversion of the principal amount of an outstanding note that we issued in favor of Kevin A. Richardson, II, one of our directors and an officer of Prides, plus all accrued and unpaid interest through the date of conversion, into common stock at a price equal to the price at which the common stock was sold in the registered offering, or $1.00 per share.

•

The sale of $500,000 of our common stock to Mr. Richardson, Kevin N. McGrath, our CEO and one of our directors, and Lee S. Isgur, one of our directors, in a private placement at a price equal to the price at which the common stock was sold in the registered offering, or $1.00 per share.

•	An amendment to our Certificate of Incorporation increasing the number of shares of common stock that we are authorized to issue from 50,000,000 to 100,000,000.

The second purpose of this Information Statement is to notify our stockholders that, on April 27, 2010, we received a written consent from Prides, Mr. Richardson, Mr. McGrath, Mr. Isgur and Caiman Partners L.P., who together owned as of that date 17,639,928 shares of our common stock, representing 51.4% of the issued and outstanding shares of common stock, approving the issuance of our common stock, or securities convertible into our common stock, in one or more private or registered offerings, without any further stockholder action, on terms to be determined by our Board of Directors. Any such issuances would be subject to the following limitations:

•	the maximum number of shares of common stock that may be issued is 5,000,000;

•	the issuances will generate gross proceeds to us in an aggregate amount not to exceed $6,000,000; and

•

the shares of common stock would be sold at market value or, if market conditions warrant, at prices no lower than (or having an exercise price no lower than) a 30% discount to the consolidated closing bid price of our common stock on The NASDAQ Capital Market immediately preceding the entering into of a binding agreement for the sale of such securities.

In addition, we expect the issuances, if any, will be consummated within approximately three months of the date that is 20 calendar days after this Information Statement is mailed to our stockholders.

We are mailing the Notice of Actions by the Majority Stockholders (the “Notice”) and this Information Statement to all holders of record of our common stock on the close of business on April 7, 2010, which is the record date for the actions taken pursuant to the April 7, 2010 written consent, and April 27, 2010, which is the record date for the actions taken pursuant to the April 27, 2010 written consent. On April 7, 2010, we had 29,048,512 shares of our common stock outstanding and on April 27, 2010 we had 34,323,512 shares of our common stock outstanding. Each share of common stock is entitled to one vote.

In accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the actions approved by Prides on April 7, 2010 and by holders of the majority of our outstanding shares of common stock on April 27, 2010 by written consent will not become effective until at least 20 calendar days after the date that we mail the Notice and this Information Statement to our stockholders. We expect that the amendment to our Certificate of Incorporation will be filed and the debt conversions and private placement to our insiders will be consummated shortly after the effective date of the consent.

The General Corporation Law of the State of Delaware does not provide for appraisal or similar statutory rights as a result of the actions being taken.

The date of this Information Statement is May 14, 2010.

We will pay the costs of preparing and mailing the enclosed Notice and this Information Statement to our stockholders. We are mailing the Notice and this Information Statement to holders of our common stock on or about May 14, 2010. All references to “eDiets,” “we,” “our,” “ours” and “us” and similar terms are to eDiets.com, Inc. and its subsidiaries, unless the context otherwise requires.

REGISTERED OFFERING, DEBT CONVERSIONS AND PRIVATE PLACEMENT

Overview

On April 9, 2010, we completed a registered offering of 5.275 million shares of common stock to investors for a price of $1.00 per share (the “Registered Offering”). As a condition to the Registered Offering, we were required to:

•	convert all of our outstanding debt into equity;

•

obtain commitments from certain insiders to purchase, in a private placement, an additional $500,000 of shares of common stock at a price equal to the price at which the common stock would be sold in the Registered Offering; and

•

obtain a written consent from Prides Capital Partners, LLC (“Prides”), our majority stockholder, approving the conversion of all outstanding debt into equity, the private placement and an amendment to our Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue from 50,000,000 to 100,000,000 (the “Amendment”) in order to effect the debt conversions and the private placement.

On April 5, 2010, immediately prior to the pricing of the Registered Offering, we entered into a Debt Conversion Agreement with each of (1) Prides to convert the aggregate principal amount of the three outstanding notes issued in favor of Prides (the “Prides Notes”) and (2) Kevin A. Richardson, II, one of our directors and an officer of Prides, to convert the principal amount of an outstanding note issued in favor of Mr. Richardson (the “Richardson Note”), plus in both cases all accrued and unpaid interest through the date of conversion, into common stock at a price equal to the price at which the common stock was sold in the Registered Offering (collectively, the “Debt Conversions”). In addition, on April 5, 2010, we entered into Securities Subscription and Purchase Agreements with Mr. Richardson, Kevin N. McGrath, our CEO and one of our directors, and Lee S. Isgur, one of our directors, pursuant to which they agreed to purchase $500,000 of common stock at a price equal to the price at which the common stock was sold in the Registered Offering (the “Private Placement”). On April 5, 2010, the last reported sale price of our common stock on The NASDAQ Capital Market was $1.42 per share.

As of March 31, 2010, the Prides Notes had an aggregate principal balance of $15,145,000 and aggregate accrued and unpaid interest of $6,327,533, and the Richardson Note had an aggregate principal balance of $500,000 and aggregate accrued and unpaid interest of $1,575. As of March 31, 2010, the Prides Notes would have converted into 21,472,533 shares of common stock and the Richardson Note would have converted into 501,575 shares of common stock. Based on the daily rate of interest accruing on the notes as of March 31, 2010 (approximately $9,321 for the Prides Notes and approximately $68 for the Richardson Note), if the Debt Conversions and the Private Placement were consummated on May 24, 2010, we would issue an aggregate of approximately 22,990,478 shares of common stock.

On April 7, 2010, Prides executed a written consent pursuant to Section 228 of the Delaware General Corporation Law approving (1) the Amendment, (2) the Debt Conversions and (3) the Private Placement. On that date, Prides owned 15,092,999 shares of our common stock, representing 52.0% of the issued and outstanding shares of our common stock.

The consent that we received from Prides constitutes the only stockholder approval required for approval of the Amendment, the Debt Conversions and the Private Placement under the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws. Pursuant to Rule 14c-2 of the Exchange Act, Prides’ approval will not become effective until at least 20 calendar days after the date that the Notice and this Information Statement is mailed to our stockholders.

Reasons for the Registered Offering, Debt Conversions and Private Placement

In order to raise additional capital for our continuing operations, our Board of Directors determined that it was in our company’s and our stockholders’ best interests to raise additional funds through a registered offering of our common stock. The Board of Directors appointed a Pricing Committee with all the powers of the Board of Directors to determine the terms and conditions of the Registered Offering. The Pricing Committee, which was comprised solely of directors that did not have any direct or indirect interest in the Registered Offering, the Debt Conversions or the Private Placement, met on March 31, 2010, April 1, 2010 and April 2, 2010 and discussed with its members and with Roth Capital Partners, LLC, the placement agent for the Registered Offering, among other things, conditions that must be satisfied in order for the financing to be completed, the number of potential investors with whom the placement agent discussed the transaction, the amount that the placement agent determined could be raised and the maximum price at which the common stock could be sold. The placement agent informed the Pricing Committee that as a condition to the Registered Offering, we must convert all of our outstanding debt into equity. Specifically, the Pricing Committee was advised that potential investors had stated that they were only willing to invest new equity if the Prides Notes and the Richardson Note were converted into equity and therefore on equal footing, rather than senior, to any new money that we received. In addition, the Pricing Committee was advised that potential investors considered it a condition to their investment that insiders also demonstrate their confidence in us by agreeing to purchase, in a private placement, an additional $500,000 of shares of common stock on terms no more favorable to the insiders than those in the Registered Offering.

The Pricing Committee held various discussions with the placement agent regarding the price at which the stock would be sold in the Registered Offering. The placement agent informed the Pricing Committee that the pricing was based on its conversations with a significant number of potential investors, the limited trading volume that our common stock had experienced in recent months, and an analysis of the multiples applicable to other public companies in the health and nutrition industry, applied to our historical revenue and our financial condition.

After considering all of the information provided to the Pricing Committee, the Pricing Committee determined that it was in our and our stockholders’ best interests to consummate the transactions, and the Pricing Committee approved:

•	the Registered Offering of our common stock at a purchase price of $1.00 per share;

•	the Debt Conversions; and

•	the Private Placement.

Subject to the approval of the Registered Offering, the Debt Conversions and the Private Placement by the Pricing Committee, our Board of Directors approved such transactions and recommended that our stockholders approve such transactions.

Roth Capital Partners, LLC also acted as the placement agent with respect to the Private Placement and the conversion of the Richardson Note on the same basis as in the Registered Offering.

Use of Proceeds

We believe that the Registered Offering, which yielded net proceeds of approximately $4.9 million, provided capital necessary to support our continuing operations. We intend to use the net proceeds received from the sale of the common stock in the Registered Offering for general corporate purposes, including working capital to fund our future growth opportunities, such as the expansion of advertising related to our fresh-prepared meal delivery service. The Private Placement will yield net proceeds of approximately $450,000, which we also intend to use to support our continuing operations.

NASDAQ Stockholder Approval Requirements

Pursuant to NASDAQ Rule 5635, we are required to receive stockholder approval before we consummate any transaction, other than a public offering, in which shares of our common stock equal to 20% or more of the common stock before the issuance are sold at less than the book or market value of the stock or in transactions in which stock may be acquired by officers, directors, employees, or consultants. Consequently, the Debt Conversions and the Private Placement require stockholder approval pursuant to Rule 5635 because common stock will be issued to our insiders at a discount to the market price and the issuance of the common stock in the Debt Conversions and Private Placement, taken as a whole, exceeds 20% of the common stock or 20% of the voting power outstanding before consummation of the transactions.

Registration Rights

Pursuant to the Registration Rights Agreement dated as of June 23, 2009, as amended on September 8, 2009 and on April 5, 2010, between us and Prides, Mr. Richardson, Mr. McGrath and Mr. Isgur (the “Investors”), we have agreed to register for resale the shares of common stock issued to the Investors in the Debt Conversions and the Private Placement.

Summary of Agreements

Below is a summary of the Debt Conversion Agreements and the Securities Subscription and Purchase Agreements. A copy of the Debt Conversion Agreements and the Securities Subscription and Purchase Agreements has been filed with our Current Report on Form 8-K that we filed with the SEC on April 6, 2010, and which is available under the Investor Relations-SEC Filings section of our website at www.ediets.com.

Debt Conversion Agreements

On April 5, 2010, we entered into a Debt Conversion Agreement with each of Prides and Mr. Richardson pursuant to which we and the other party agreed to convert the aggregate principal amount of the notes held by such party plus all accrued and unpaid interest through the date of conversion into common stock at a price equal to the price at which the common stock would be sold in the Registered Offering. As of March 31, 2010, the Prides Notes had an aggregate principal balance of $15,145,000 and aggregate accrued and unpaid interest of $6,327,533, and the Richardson Note had an aggregate principal balance of $500,000 and aggregate accrued and unpaid interest of $1,575. As of March 31, 2010, the Prides Notes would have converted into 21,472,533 shares of common stock and the Richardson Note would have converted into 501,575 shares of common stock. Based on the daily rate of interest accruing on the notes as of March 31, 2010 (approximately $9,321 for the Prides Notes and approximately $68 for the Richardson Note), if the Debt Conversions and the Private Placement were consummated on May 24, 2010, we would issue an aggregate of approximately 22,990,478 shares of common stock.

Release of Security Interest. The Prides Notes were secured by a pledge of all of our assets as collateral for repayment of our obligations under the notes. Pursuant to the terms of the Debt Conversion Agreement with Prides, upon consummation of the conversion of our obligations under the Prides Notes into equity, Prides will release its security interest in our assets.

Representations and Warranties. Pursuant to the terms of each of the Debt Conversion Agreements, we made representations and warranties to the converting debt holder relating to, among other things, corporate organization, good standing and qualification to do business; corporate power and authority to enter into and perform our obligations under, and enforceability of, the agreements; the absence of breaches, violations or defaults under laws, or conflict with, other contracts or organizational documents; the receipt of consents, approvals, orders, authorizations and filings; capitalization; ownership interest in other entities; tax matters; liabilities; litigation; permits; title to property; intellectual property matters; compliance with laws; insurance matters; the use of proceeds; insurance; labor disputes; compliance with its organizational documents and contracts; supplier and customer relations; and approval under Section 203 of the Delaware General Corporation Law.

Further Agreements. We agreed to prepare, file with the SEC, and disseminate to our stockholders, an Information Statement relating to the approval by Prides of the Private Placement and the Debt Conversions. In addition, we agreed to enter into an amendment to the Registration Rights Agreement dated as of June 23, 2009, as amended on September 8, 2009, registering for resale, in certain circumstances, all shares that would be issued pursuant to the Debt Conversion Agreements and the Private Placement. We entered into such amendment on April 5, 2010.

Pursuant to its Debt Conversion Agreement (the “Prides Debt Conversion Agreement”), Prides agreed to vote all of its shares in favor of approving the Debt Conversions, the Private Placement and the Amendment. On April 7, 2010, Prides executed the required consent.

Waivers. Pursuant to the Prides Debt Conversion Agreement, Prides waived the application of the following rights and obligations in connection with the Registered Offering, the Debt Conversions and the Private Placement:

•

a covenant restricting us from entering into a transaction with any person or entity that is affiliated with, controls or is controlled by us, except for transactions in the ordinary course of business and on terms not less favorable to us than we would obtain in a transaction with unrelated parties;

•	any prepayment premium arising in connection with the early payment of the notes issued to Prides in May 2008 and November 2008;

•	any mandatory prepayment of the notes issued to Prides in May 2008 and November 2008 resulting from the closing of a public or private sale by us of our equity; and

•	the participation right of Prides to purchase shares of common stock on the same terms as the common stock issued in the Registered Offering and in the conversion of the Richardson Note.

Conditions to Closing. The closing of the Debt Conversions is subject to certain conditions. Specifically, neither we, Prides nor Mr. Richardson are required to close the Debt Conversions unless:

•	all authorizations, consents, approvals or permits required to be obtained to effect the Debt Conversions have been obtained and are effective as of the closing;

•

an amendment to the Proxy Statement, which we had filed with the SEC on March 22, 2010, withdrawing the proposal to increase the number of shares of common stock that we are authorized to issue, was made available to stockholders;

•	the Information Statement has been disseminated to stockholders at least 20 calendar days prior to the date of closing;

•	our Certificate of Incorporation has been amended to increase the number of shares of common stock that we are authorized to issue to at least 100,000,000; and

•	we completed the Registered Offering and received at least $3.0 million in gross proceeds;

In addition, we are not obligated to close the Debt Conversion Agreement with Prides or Mr. Richardson, unless:

•

the representations and warranties of Prides or Mr. Richardson, as the case may be, are true and correct on and as of the closing and all covenants, agreements and conditions of Prides or Mr. Richardson, as the case may be, contained in the agreements are performed in all material respects;

•	we obtained the requisite written consent of Prides approving the Debt Conversions and the Private Placement; and

•

no court or governmental authority has taken any action enjoining, restraining or otherwise prohibiting, or is otherwise seeking material damages in connection with, the consummation of the conversion of the Prides Notes into common stock.

Securities Subscription and Purchase Agreements

In connection with the Private Placement, on April 5, 2010, we entered into (1) a Securities Subscription and Purchase Agreement with Mr. Richardson pursuant to which we agreed to sell Mr. Richardson $200,000 of shares of common stock at a price equal to the price at which the common stock would be sold in the Registered Offering and (2) a Securities Subscription and Purchase Agreement with Messrs. McGrath and Isgur pursuant to which we agreed to sell to Mr. McGrath $200,000 of shares of common stock and to Mr. Isgur $100,000 of shares of common stock, each at a price equal to the price at which the common stock would be sold in the Registered Offering. Based on the sale price of $1.00 per share of common stock in the Registered Offering, Mr. Richardson will purchase 200,000 shares of common stock, Mr. McGrath will purchase 200,000 shares of common stock and Mr. Isgur will purchase 100,000 shares of common stock.

Further Agreements. As part of the Securities Subscription and Purchase Agreements, we agreed to take additional steps in furtherance of the consummation of the transactions, including preparing and filing with the SEC and disseminating to our stockholders an Information Statement relating to the approval by Prides of the Debt Conversions and the Private Placement.

Representations and Warranties. In connection with the Securities Subscription and Purchase Agreements, we made customary representations relating to corporate organization, good standing and qualification to do business; corporate power and authority to enter into and perform our obligations under the agreement; and the due authorization and valid issuance of the common stock issued pursuant to the agreement. In addition, in the Securities Subscription and Purchase Agreement with Mr. Richardson, we made representations and warranties relating to the absence of breaches, violations or defaults under laws, or conflict with, other contracts or organizational documents; the receipt of consents, approvals, orders, authorizations and filings; capitalization; ownership interest in other entities; tax matters; liabilities; litigation; permits; title to property; intellectual property matters; compliance with laws; insurance matters; the use of proceeds; insurance; labor disputes; compliance with our organizational documents and contracts; supplier and customer relations and approval under Section 203 of the Delaware General Corporation Law.

Conditions to Closing. The closing of the two Securities Subscription and Purchase Agreements is subject to certain conditions. Specifically, we are not obligated to issue and sell the common stock and the respective investor is not required to purchase the common stock, unless:

•	the Registered Offering had been completed;

•	the Information Statement was distributed to stockholders at least 20 calendar days prior to the date of closing; and

•	our Certificate of Incorporation has been amended to increase the number of shares of common stock that we are authorized to issue to at least 100,000,000.

In addition, we are not required to issue and sell the common stock unless:

•	we obtained the requisite written consent of Prides approving the Private Placement;

•

no court or governmental authority has taken any action enjoining, restraining or otherwise prohibiting, or is otherwise seeking material damages in connection with, the consummation of the Private Placement; and

•	the representations and warranties of each investor are true and correct on and as of the closing.

Impact of the Debt Conversions and the Private Placement on Stockholders

The issuance of shares of our common stock in the Debt Conversions and the Private Placement will cause our stockholders to experience a dilution in net tangible book value per share. In addition, the issuance of the shares will have a dilutive effect on earnings per share and may adversely affect the market price of our common stock.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

Our Board of Directors approved the Amendment increasing our authorized shares of common stock from 50,000,000 to 100,000,000 shares. Our Board of Directors determined that the Amendment is in our company’s and our stockholders’ best interests and recommended its approval by our stockholders. On April 7, 2010, Prides, our majority stockholder which owned as of that date 15,092,999 shares of our common stock, representing 52.0% of the issued and outstanding shares of common stock, approved the Amendment. On April 7, 2010, we had 29,048,512 shares of our common stock outstanding.

Our Certificate of Incorporation currently authorizes 50,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 34,323,512 shares of common stock and zero shares of preferred stock were outstanding as of April 15, 2010. The Amendment will not increase or otherwise affect our authorized preferred stock.

The text of the Amendment is set forth in Annex A.

Purpose

As of April 15, 2010, a total of 34,323,512 shares of our currently authorized 50,000,000 shares of common stock were outstanding. In addition, we have reserved for issuance an additional 8,394,515 shares of our common stock, consisting of: (i) 1,689,370 shares issuable upon exercise of outstanding warrants, (ii) 1,041,557 shares issuable upon exercise of outstanding stock options granted under our Stock Option Plan, (iii) 4,022,572 shares issuable upon exercise of outstanding stock options granted under our 2004 Equity Incentive Plan, and (iv) 1,641,016 shares reserved for future issuance under our 2004 Equity Incentive Plan. As of March 31, 2010, 22,474,108 shares of common stock would have been required to consummate the Debt Conversions and the Private Placement, which exceeds the number of authorized shares of common stock remaining for issuance under our Certificate of Incorporation. Increasing the number of shares of common stock that we are authorized to issue will allow us to consummate the Debt Conversions and the Private Placement.

Pursuant to our outstanding warrants, Prides has the right to purchase 1,209,652 shares of our common stock at $1.16 per share and three of our directors have the right to purchase an aggregate of 479,718 shares of our common stock at $1.16 per share. Each warrant expires ten years from the date of its issuance, is immediately exercisable and provides for a cashless “net” exercise under certain conditions with respect to up to 25% of the shares of common stock subject to the warrant. We have the option to change the expiration date of the warrants in the event that the closing price per share of our common stock is more than 150% of the exercise price for thirty (30) consecutive days as reflected on The NASDAQ Capital Market.

In addition to issuing shares of common stock in connection with the Debt Conversions and the Private Placement, we may use the authorized shares of common stock for other proper business purposes, such as raising additional capital for ongoing operations, acquisitions of businesses and assets, stock splits and dividends, present and future employee benefit programs and other corporate purposes. Our Board of Directors may issue additional shares of common stock only if the action is permissible under Delaware law and the rules of The NASDAQ Capital Market, on which our common stock is listed. For example, if our Board of Directors were to make a stock acquisition which resulted in an increase of 20% or more in the number of shares of our common stock outstanding, or 20% or more of the voting power outstanding, the NASDAQ Marketplace Rules would require stockholder approval. In addition, the NASDAQ Marketplace Rules require stockholder approval if we issue shares of our common stock in connection with a transaction other than a public offering, where the shares (1) were issued at a price less than the greater of book or market value and (2) represented 20% or more of the number of shares of our common stock outstanding or 20% or more of the voting power outstanding.

Possible Effects of the Amendment and Additional Anti-takeover Consideration

The consent that we have received from Prides constitutes the only stockholder approval required to approve the Amendment. The additional shares of common stock that will be authorized will have the same rights and privileges as the shares of common stock currently issued and outstanding. Holders of our common stock have no preemptive rights.

The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of our common stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our common stock or limit our ability to raise additional capital. Stockholders should recognize that, as a result of this Amendment, they will own a smaller percentage of shares relative to the total authorized shares than they presently own.

The increase in the number of shares that we are authorized to issue could also facilitate future efforts by us to oppose changes in control and perpetuate our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. We will be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management. For example, without further stockholder approval, the Board could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board.

The Amendment will not become effective before a date that is 20 calendar days after the date that this Information Statement is mailed to our stockholders. After that date, we will file the Amendment with the Secretary of State of the State of Delaware.

APPROVAL OF ONE OR MORE POTENTIAL ISSUANCES OF SECURITIES

In order to raise additional capital for our continuing operations, our Board of Directors determined that it was in our company’s and our stockholders’ best interests to have the ability to raise additional funds through the issuance of our common stock, or securities convertible into our common stock, in one or more private or registered offerings (each, a “Future Offering”), without any further stockholder action, on terms to be determined by our Board of Directors. Any such issuances would be subject to the following limitations:

•	the maximum number of shares of common stock that may be issued is 5,000,000;

•	the issuances will generate gross proceeds to us in an aggregate amount not to exceed $6,000,000; and

•

the shares of common stock would be sold at market value or, if market conditions warrant, at prices no lower than (or having an exercise price no lower than) a 30% discount to the consolidated closing bid price of our common stock on The NASDAQ Capital Market immediately preceding the entering into of a binding agreement for the sale of such securities.

In addition, we expect the issuances, if any, will be consummated within approximately three months of the date that is 20 calendar days after this Information Statement is mailed to our stockholders.

On April 27, 2010, we received a written consent from Prides Capital Partners, LLC, Kevin A. Richardson, II, Kevin N. McGrath, Lee S. Isgur and Caiman Partners L.P., who together owned as of that date 17,639,928 shares of our common stock, representing 51.4% of the issued and outstanding shares of common stock, approving pursuant to Section 228 of the Delaware General Corporation Law the Future Offerings without any further stockholder action.

An issuance of the 5,000,000 shares of common stock would represent an increase of approximately 15% over the number of shares of common stock outstanding as of April 15, 2010 and an increase of approximately 9% over the number of shares of common stock outstanding as of April 15, 2010 after giving effect to the Debt Conversions and the Private Placement.

Background

As of the date hereof, we do not have any agreement to issue shares of our common stock, or securities convertible into our common stock, in a Future Offering and there can be no assurance that we will be successful in obtaining financing, particularly in view of difficult market conditions and our financial condition. The specific terms of any equity financing that we may be able to obtain are uncertain at this time. Once we have reached an agreement on financing terms with potential investors, we will consummate the transaction and receive the proceeds of such financing as soon as possible, without the delay necessitated by having to seek stockholder approval of the financing terms at that time.

The Board of Directors believes that it needs the flexibility to seek to raise additional capital for our company in amounts that may require us to issue shares on terms or at prices that would require stockholder approval in accordance with the NASDAQ rules. We believe the delay associated with preparing proxy materials and seeking stockholder approval at the time of such a transaction will likely be unacceptable to potential investors and could be detrimental to our ability to maintain adequate sources of funding for operations.

NASDAQ Stockholder Approval Requirements

Pursuant to NASDAQ Rule 5635, we are required to receive stockholder approval before we consummate any transaction, other than a public offering, involving the sale or issuance of shares of our common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Consequently, a Future Offering may require stockholder approval pursuant to Rule 5635 because common stock issued in a Future Offering may be issued at a discount to the book or market value of our stock and it may be aggregated with the shares of common stock issued in other offerings, including the Registered Offering to equal 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance.

Impact of a Future Offering

The issuance of shares of our common stock, or securities convertible into our common stock, in a Future Offering may cause our stockholders to experience a dilution in net tangible book value per share. In addition, the issuance of our common stock, or securities convertible into our common stock, may have a dilutive effect on earnings per share and may adversely affect the market price of our common stock. Our Board of Directors has the authority to set the price and terms of the common stock to be issued in a Future Offering within the parameters outlined above without further stockholder approval.

Any Future Offering will be submitted to our Board of Directors for its review and consideration. Unless the Board of Directors determines that the terms of any proposed sale, including the sales price, are in our company’s and our stockholders best interests, we will not enter into any agreements for the sale of our common stock, or securities convertible into our common stock. The terms of any securities convertible into or exercisable for shares of common stock to be authorized, including dividend rates, conversion prices, voting rights, redemption prices, anti-dilution protections and similar matters will be decided by our Board of Directors. In making its determination to issue our common stock, or securities convertible into our common stock, in a Future Offering, the Board of Directors will review and consider, among other things:

•	the market price of our common stock, the trading volume in our common stock, and the volatility in prices of our common stock;

•	the number of shares proposed to be sold in comparison to the total number of outstanding shares of our common stock;

•	appropriate discount factors for the nature of the securities to be issued;

•	recent trends in and prospects for our industry; and

•	our business, operations, financial condition and prospects.

Use of Proceeds

We intend to use the net proceeds received from the sale of common stock, or securities convertible into our common stock, in any Future Offering for general corporate purposes, including working capital to fund our future growth opportunities, such as the expansion of advertising related to our fresh-prepared meal delivery service. Our management will have broad discretion in the application of the net proceeds from a Future Offering. We reserve the right to change the use of proceeds as a result of certain contingencies such as competitive developments, opportunities to acquire technologies or products and other factors.

INTEREST OF CERTAIN PERSONS IN THE MATTERS TO BE ACTED UPON

Pursuant to the Debt Conversion Agreements, the notes issued by us to Prides, our majority stockholder, and Mr. Richardson, one of our directors and an officer of Prides, will be converted into common stock at a price of $1.00 per share. Pursuant to the Securities Subscription and Purchase Agreements, Mr. Richardson, Mr. McGrath, our CEO and one of our directors, and Mr. Isgur, one of our directors, will purchase $200,000, $200,000 and $100,000, respectively, of common stock at a price of $1.00 per share. While the common stock issued under these transactions will be issued at a discount to the market price, they were priced at a price equal to the price established in the Registered Offering. As a result of our extremely limited trading volume, the price of the common stock offered in the Registered Offering was based upon a broad-based inquiry by our placement agent of a significant number of potential investors to determine the price at which investors would be willing to invest new money in us. We were not involved in the selection of investors or potential investors. The price was then approved by a pricing committee comprised solely of directors that did not have any direct or indirect interest in the Debt Conversions or the Private Placement. Furthermore, these transactions were required to effect the Registered Offering. No other person who has been a director or officer of ours at any time since the beginning of the last fiscal year and no associate of any such person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Debt Conversions and the Private Placement.

SECURITY OWNERSHIP

The table below shows the beneficial ownership as of April 15, 2010 (unless otherwise specified) of our common stock held by each of the directors, nominees for director, named executive officers, all current directors and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our common stock. Such information is based upon information filed by such persons with the SEC or provided to us by such persons or by other sources believed to be reliable. As of April 15, 2010, we had 34,323,512 shares of common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Prides Capital Partners, LLC	16,447,277	(1)	46.1%
Lee S. Isgur	846,850	(2)	2.4%
Pedro N. Ortega-Dardet	199,164	(3)	*
Robert L. Doretti	266,467	(4)	*
Ronald Luks	236,833	(5)	*
Kevin McGrath	977,465	(6)	2.8%
Thomas Hoyer	130,845	(7)	*
Kevin A. Richardson, II	17,188,397	(8)	47.9%
Stephen Cootey	114,450	(9)	*
All directors and named executive officers as a group (8 persons)	19,960,471		53.1%

*Less than 1%

Except as otherwise indicated, the address of each person named in this table is c/o eDiets.com, Inc., 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida.

(1)

Includes warrants to purchase 1,209,652 shares of common stock that are exercisable within sixty (60) days of April 15, 2010 and 144,626 shares issuable upon exercise of stock options that are exercisable within sixty (60) days of April 15, 2010. The address for Prides Capital Partners, LLC is 200 State Street, 13th Floor, Boston, MA 02109. Kevin A. Richardson, II has voting and investment control over the shares held by Prides Capital Partners, LLC.

(2)

Includes 2,000 shares held by a revocable trust of which Mr. Isgur is the trustee and 294,122 shares issuable upon the exercise of stock options that are exercisable within sixty (60) days of April 15, 2010. Also includes warrants to purchase 87,453 shares of common stock that are exercisable within sixty (60) days of April 15, 2010.

(3)

Includes 14,404 shares received in connection with the merger of DietSmart, Inc. with and into eDiets.com, Inc. in 2001, 7,202 shares held by the Pedro N. Ortega Revocable Trust and 154,462 shares issuable upon the exercise of stock options that are exercisable within sixty (60) days of April 15, 2010.

(4)	Includes 264,403 shares issuable upon the exercise of stock options that are exercisable within sixty (60) days of April 15, 2010.
(5)	Includes 216,712 shares issuable upon the exercise of stock options that are exercisable within sixty (60) days of April 15, 2010.
(6)

Includes warrants to purchase 257,265 shares of common stock that are exercisable within sixty (60) days of April 15, 2010 and 148,500 shares issuable upon the exercise of stock options that are exercisable within sixty (60) days of April 15, 2010.

(7)	Includes 130,845 shares issuable upon the exercise of stock options that are exercisable within sixty (60) days of April 15, 2010.
(8)

This number includes 16,447,277 shares beneficially owned by Prides Capital Partners, LLC and over which Kevin A. Richardson, II has voting and investment control. Also includes 94,166 shares issuable upon the exercise of stock options that are exercisable within sixty (60) days of April 15, 2010 and warrants to purchase 135,000 shares of common stock that are exercisable within sixty (60) days of April 15, 2010.

(9)	Includes 100,677 shares issuable upon the exercise of stock options that are exercisable within sixty (60) days of April 15, 2010.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this Information Statement contains forward-looking statements regarding:

•	our expectations regarding consummation of the Debt Conversions and the Private Placement, and effecting the Amendment;

•	our expectations regarding the amount of time in which we will consummate Future Offerings, if any; and

•	our intended use of the proceeds from the Registered Offering, the Private Placement and any Future Offerings.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•

our ability, and the ability of the other parties to the Debt Conversions and the Private Placement to complete all conditions precedent to the Debt Conversions and the Private Placement, respectively;

•

our ability to identify additional investors and negotiate the terms of any Future Offerings at prices acceptable to our Board of Directors and in compliance with the terms of the stockholder consent within the required time frame; and

•	our ability to successfully predict our financial needs.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you on the SEC’s website (http://www.sec.gov).

We maintain an internet website at http://www.ediets.com, which contains information relating to us and our business. We do not incorporate the information on our internet website by reference.

Statements contained in this Information Statement concerning the provisions of any documents are necessary summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

Annex A

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

EDIETS.COM, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, EDIETS.COM, INC., a Delaware corporation (hereinafter, the “Corporation”) does hereby certify:

FIRST: The name of the corporation is EDIETS.COM, INC.

SECOND: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of the Fourth article in its entirety and the new paragraph below is substituted in lieu thereof as follows:

“FOURTH: The aggregate number of shares which the Corporation has authority to issue is 101,000,000 shares, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 1,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”).”

THIRD: The foregoing amendment to the Corporation’s Certificate of Incorporation was duly authorized by the Corporation’s Board of Directors and was recommended to the holders of the Corporation’s common stock. The foregoing amendment was approved by written consent by a majority of the outstanding shares of the Corporation’s common stock on April 7, 2010 in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: The Corporation’s Board of Directors and stockholders have declared the amendment advisable, duly adopted the amendment, and approved the filing of the amendment with the Delaware Secretary of State in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this ___ day of [            ], 2010.

EDIETS.COM, INC.

By:
Name:
Title: